UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 9, 2021

AMERICAN SHARED HOSPITAL SERVICES
(Exact Name of Registrant as Specified in Its Charter)

California	1-08789	94-2918118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Embarcadero Center, Suite 410 San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (415) 788-5300
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
American Shared Hospital Services Common Stock, No Par Value	AMS	NYSE AMERICAN

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a material definitive agreement.
On April 9, 2021 (the “Closing Date”), American Shared Hospital Services along with certain of its domestic subsidiaries (collectively, the “Company”) entered into a credit agreement with Fifth Third Bank, National Association (the “Credit Agreement”). The Credit Agreement provides for a term loan of $ 9.5 million (the “Term Loan”), a delayed draw term loan of $ 5.5 million (the “DDTL”) which was also advanced on the Closing Date and a revolving line of credit of $ 7.0 million (the “Revolving Line” and together with the Term Loan and DDTL the “Facilities”). The proceeds of the Term Loan will be used to repay the Company’s existing domestic Gamma Knife debt of approximately $6.8 million, $1.6 million for Gamma Knife capital expenditure requirements and $1.1 million for future projects. The DDTL will be used to refinance the Company’s proton therapy equipment debt and for general corporate purposes.
The Facilities will mature on April 8, 2026. Advances under the Facilities shall bear interest at a floating rate per annum equal to Libor plus 3.00%, subject to a Libor floor of 0.00%. The Term Loan and DDTL are subject to loan origination fees of $33,250 and $13,750, respectively. The Revolving Line is charged an unused line fee of 0.25% per annum. The Term Loan and DDTL have interest and principal payments due quarterly. Principal amortization on an annual basis for the Term Loan and DDTL equates to 5%, 10%, 10%, 15% and 15% of the original principal loan commitments in years one through five, respectively, and an end of term payment of the remaining principal balance.
There are no prepayment fees associated with the Facilities. The Facilities are secured by a lien on substantially all of the assets of the Company.
The Credit Agreement contains customary covenants and representations, including without limitation, a minimum fixed charge coverage ratio of 1.25 and maximum funded debt to EBITDA ratio of 3.0 to 1.0 (tested on a trailing twelve-month basis at the end of each fiscal quarter), reporting obligations, limitations on dispositions, changes in ownership, mergers and acquisitions, indebtedness, encumbrances, distributions, investments, transactions with affiliates and capital expenditures.
The events of default under the Credit Agreement include, without limitation, and subject to customary grace periods, (1) the Company’s failure to make any payments of principal or interest under the Credit Agreement or other loan documents, (2) the Company’s breach or default in the performance of any covenant under the Credit Agreement, (3) the occurrence of a change of control, (4) the existence of an attachment or levy on assets of the Company in excess of $500,000, (5) the Company’s insolvency or bankruptcy, (6) the occurrence of certain material defaults with respect to any other indebtedness of the Company in excess of $500,000, (7) a final judgement(s) for the payment of money in excess of $500,000, or (8) a default or breach under a material contract giving the other party the right to terminate or exercise material remedies or a material contract is terminated prior to stated termination date (other than prepayment or payment in full). If an event of default occurs and is continuing, Fifth Third Bank is entitled to take enforcement action, including acceleration of amounts due under the Credit Agreement.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement itself, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of direct financial obligation or an obligation under an off-balance sheet arrangement of a registrant.
See discussion under item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the Credit Agreement.

Item 7.01	Regulation FD disclosure.
On April 13, 2021, the Company issued a press release with respect to the matters reported in this Report. The press release is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 7.01.

Exhibit Number	Exhibit Description

10.1
Credit Agreement dated as of April 9, 2021 among American Shared Hospital Services, PBRT Orlando, LLC and GK Financing, LLC as the initial co-Borrowers, and American Shared Radiosurgery Services as the initial additional Loan Party and Fifth Third Bank, National Association, as Lender.

99.1	Press release dated April 13, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SHARED HOSPITAL SERVICES
(Registrant)

Date: April 15, 2021	/s/ Raymond C. Stachowiak
Chief Executive Officer